Exhibit 99.1

Synergy Pharmaceuticals Announces Closing of Public Offering of 10,000,000 Shares of Common Stock

NEW YORK, May 9, 2012 (GLOBE NEWSWIRE) — Synergy Pharmaceuticals Inc. (Nasdaq:SGYP), a developer of new drugs to treat gastrointestinal disorders and diseases, announced the closing of its underwritten public offering of 10,000,000 shares of common stock at an offering price of $4.50 per share. Synergy received net proceeds, after deducting the underwriting discount and estimated offering expenses, of approximately $42.0 million. Synergy has also granted the underwriters a 45-day option to purchase up to an additional 1,500,000 shares of common stock to cover over-allotments, if any.

Synergy intends to use the net proceeds from this offering to fund its research and development activities, including its ongoing Phase II/III clinical trial of plecanatide and its Phase I clinical trial of SP-333, and for working capital and other general corporate purposes.

Aegis Capital Corp. acted as the sole book-running manager for the offering.

Roth Capital Partners acted as lead manager, Brean Murray, Carret & Co. and Summer Street Research Partners acted as co-managers.

A shelf registration statement and accompanying base prospectus on Form S-3 relating to the shares was filed with the Securities and Exchange Commission and is effective.  Copies of the final prospectus supplement relating to the offering may be obtained from the offices of Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 11th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com, or from the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Synergy Pharmaceuticals, Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. The company completed a Phase I study of plecanatide in healthy volunteers and a Phase IIa clinical trial in CIC patients. In October, 2011, Synergy initiated dosing of patients in a major Phase II/III clinical trial of plecanatide to treat chronic idiopathic constipation. Plecanatide is also being developed to treat constipation-predominant irritable bowel syndrome, with the first trial in IBS-C patients planned for 2012. Synergy’s second GC-C agonist SP-333 is currently in pre-clinical development to treat inflammatory bowel diseases. More information is available at http://www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Synergy does not undertake any obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

Investor Contact Information:

Danielle Spangler

The Trout Group

synergy@troutgroup.com

(646) 378-2924